Exhibit 10.1

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of December 23, 2022 (the “First Amendment Date”), by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 115 South Union Street, Suite 300, Alexandria, Virginia 22314 (in its individual capacity, “Oxford”; and in its capacity as Collateral Agent, “Collateral Agent”), the Lenders listed on Schedule 1.1 thereof from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), TEMPESTTX, INC., a Delaware corporation with offices located at 7000 Shoreline Court, Suite 275, South San Francisco, CA 94080 (f/k/a TEMPEST THERAPEUTICS, INC.) (“Existing Borrower”), and TEMPEST THERAPEUTICS, INC., a Delaware corporation (f/k/a MILLENDO THERAPEUTICS, INC., a Delaware corporation) with offices located at 7000 Shoreline Court, Suite 275, South San Francisco, CA 94080 (“New Parent Borrower”) and MILLENDO THERAPEUTICS US, INC., a Delaware corporation with offices located at 7000 Shoreline Court, Suite 275, South San Francisco, CA 94080 (“New Sub Borrower” and together with the New Parent Borrower, individually and collectively, jointly and severally, “New Borrower”) (New Borrower together with Existing Borrower, individually and collectively, jointly and severally, “Borrower”).

WHEREAS, Collateral Agent, Existing Borrower and the Lenders party thereto from time to time have entered into that certain Loan and Security Agreement, dated as of January 15, 2021 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which the Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof; and

WHEREAS, New Parent Borrower entered into that certain Agreement and Plan of Merger, by and among Existing Borrower, MARS MERGER CORP., a Delaware corporation (“Merger Sub”) and New Parent Borrower, dated as of Mach 29, 2021 (the “Merger Agreement”), pursuant to which, among other things, the Merger Sub merged with and into Existing Borrower and Existing Borrower became a wholly owned subsidiary of New Parent Borrower (the “Merger”) on June 25, 2021;

WHEREAS, Collateral Agent and Lenders consented to Existing Borrower’s entry into the Merger Agreement and the consummation of the Merger on March 28, 2021, contingent upon, among other things, the New Parent Borrower becoming a co-Borrower under the Loan Agreement and grant a continuing pledge and security interest in and to the assets of New Parent Borrower (substantially as described on Exhibit A to the Loan Agreement);

WHEREAS, New Parent Borrower created New Sub Borrower as a Subsidiary and in accordance with the provisions of Section 6.12, New Sub Borrower shall contemporaneously herewith become a co-Borrower under the Loan Documents; and

WHEREAS, Borrower, Lenders and Collateral Agent desire to amend certain provisions of the Loan Agreement as provided herein and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Lenders and Collateral Agent hereby agree as follows:

1.	Definitions. Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.

2.	Joinder.

a.

New Borrower. New Borrower hereby is added as a “Borrower” under the Loan Agreement. All references in the Agreement to “Borrower” shall hereafter mean and include the Existing Borrower and New Borrower individually and collectively, jointly and severally; and New Borrower shall hereafter have all rights, duties and obligations of “Borrower” thereunder.

b.

Joinder to Loan Agreement. New Borrower hereby joins the Loan Agreement and each of the Loan Documents, and agrees to comply with and be bound by all of the terms, conditions and covenants of the Loan Agreement and Loan Documents, as if it were originally named a “Borrower” therein (effective as of the date of this Amendment). Without limiting the generality of the preceding sentence, New Borrower agrees that it will be jointly and severally liable, together with Existing Borrower, for the payment and performance of all obligations and liabilities of Borrower under the Loan Agreement, including, without limitation, the Obligations. Any Borrower may, acting singly, request Credit Extensions pursuant to the Loan Agreement. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions pursuant to the Loan Agreement. Each Borrower hereunder shall be obligated to repay all Credit Extensions made pursuant to the Loan Agreement, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions.

c.

Subrogation and Similar Rights. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law and (b) any right to require Collateral Agent or any Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Collateral Agent and any Lender may each exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Amendment, the Loan Agreement, the Loan Documents or any related documents, until the Obligations have been indefeasibly paid in full and at such time as each Lender’s obligation to make Credit Extensions has terminated, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Collateral Agent and/or Lenders under this Amendment and the Loan Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Amendment, the Loan Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Amendment, the Loan Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this section shall be null and void. If any payment is made to a Borrower in contravention of this section, such Borrower shall hold such payment in trust for Collateral Agent, for the ratable benefit of Lenders, and such payment shall be promptly delivered to Collateral Agent, for the ratable benefit of Lenders, for application to the Obligations, whether matured or unmatured.

d.

Grant of Security Interest. To secure the prompt payment and performance of all of the Obligations, New Borrower hereby grants to Collateral Agent, for the ratable benefit of Lenders, a continuing lien upon and security interest in all of New Borrower’s now existing or hereafter arising rights and interest in the Collateral, whether now owned or existing or hereafter created, acquired, or arising, and wherever located. New Borrower further covenants and agrees that by its execution hereof it shall provide all such information, complete all such forms, and take all such actions, and enter into all such agreements, in form and substance reasonably satisfactory to Collateral Agent and each Lender that are reasonably deemed necessary by Collateral Agent or any Lender in order to grant a valid, perfected first priority security interest to Collateral Agent, for the ratable benefit of Lenders, in the Collateral. New Borrower hereby authorizes Collateral Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions in order to perfect or protect Collateral Agent’s and/or any Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, except to the extent such disposition is permitted pursuant to the Loan Agreement, by either Borrower or any other Person, shall be deemed to violate the rights of Collateral Agent and each Lender under the Code. Without limiting the generality of the foregoing, New Parent Borrower hereby grants and pledges to Collateral Agent, for the ratable benefit of the Lenders, to secure the prompt payment and performance of all of the Obligations, a perfected security interest in all of the issued and outstanding shares of capital stock of the Existing Borrower and all other Subsidiaries of New Parent Borrower and shall simultaneously herewith deliver to Collateral Agent one or more original stock certificates, if certificated, representing such shares together with duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Collateral Agent.

e.

Representations and Warranties. New Borrower hereby represents and warrants to Collateral Agent and each Lender that all representations and warranties in the Loan Documents made on the part of Existing Borrower are true and correct on the date hereof (as updated by the Perfection Certificate delivered to Oxford on or around the date of this Amendment) with respect to Existing Borrower and New Borrower, with the same force and effect as if New Borrower were named as “Borrower” in the Loan Documents in addition to Existing Borrower; provided, that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

3.

Borrower hereby reaffirms the security interest granted by Borrower previously in Section 4.1 of the Loan Agreement with respect to the Collateral (prior to the date hereof) and hereby grants Collateral Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Collateral Agent, for the ratable benefit of the Lenders, such part of the Collateral that was not pledged previously or in which security interest was not granted prior to the First Amendment Date, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Furthermore, Borrower hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents, including a notice that any disposition of the Collateral, except to the extent permitted by the terms of this Amendment, by Borrower, or any other Person, shall be deemed to violate the rights of Collateral Agent under the Code.

4.	Section 2.2(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(b)

Repayment. Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter up to and including the Maturity Date, Borrower shall make consecutive equal monthly payments of principal, together with applicable interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to (i) twenty (20) months, if the I/O Extension Event does not occur and (ii) fourteen (14) months, if the I/O Extension Event occurs. All unpaid principal and accrued and unpaid interest with respect to each Term Loan is due and payable in full on the Maturity Date. Each Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

5.	Section 2.2(d) of the Loan Agreement is hereby amended and restated as follows:

(d) Permitted Prepayment of Term Loans. Borrower shall have the option to prepay all, but not less than all (other than as set forth on the immediately following paragraph), of the Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least thirty (30) days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) all outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Payment, (C) the Prepayment Fee, plus (D) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.

Furthermore, notwithstanding anything herein to the contrary, Borrower shall pay to the Lenders via wire transfer to an account directed by Collateral Agent, an amount of Five Million Dollars ($5,000,000) (the amount so paid by Borrower, the “First Permitted Prepayment”) on or before December 28, 2022, which will be used to (1) prepay $4,739,336.49 of the principal amount of the Term Loans advanced by the Lenders under the Loan Agreement and (2) pay the applicable Final Payment in an amount of $260,663.51 with respect to such prepayment of a portion of the outstanding principal amount of the Term Loans. In addition to the First Permitted Prepayment, at the time of making the First Permitted Prepayment, Borrower shall also pay to the Lenders, the entire amount of interest accrued but unpaid on the amount of the principal amount of Term Loans being prepaid at such time and pay all other Obligations that are then due and payable, including Lenders’ Expenses. No Prepayment Fee shall be due with respect to the $4,739,336.49 of principal amount of Term Loans being prepaid pursuant to this paragraph. For the avoidance of doubt, the parties hereby agree that violation of the provisions of this paragraph by Borrower shall constitute an Event of Default under Section 8.1(a). Anything herein to the contrary notwithstanding, Borrower’ failure to make First Permitted Prepayment on or before December 28, 2022, shall constitute an immediate Event of Default under this Agreement.

6.	The Loan Agreement is hereby amended by adding the following Section 4.3 thereto:

4.3 Pledge of Collateral. Borrower hereby pledges, assigns and grants to Collateral Agent, for the ratable benefit of the Lenders, a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Effective Date, or, to the extent not certificated as of the Effective Date, within ten (10) days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to Collateral Agent, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Collateral Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Collateral Agent and cause new (as applicable) certificates representing such securities to be issued in the name of Collateral Agent or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Collateral Agent may reasonably request to perfect or continue the perfection of Collateral Agent’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

7.	Section 5.2(d) of the Loan Agreement is hereby amended and restated as follows:

(d) (i) Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens, (ii) each of Borrower’s and its Subsidiaries’ Patents is valid and enforceable and no part of Borrower’s or its Subsidiaries’ Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) to Borrower’s knowledge, no claim has been made that any part of the Intellectual Property or any practice by Borrower or its Subsidiaries violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Change. Except as noted on the Perfection Certificates, neither Borrower nor any of its Subsidiaries is a party to, nor is bound by, any material license or other material agreement with respect to which Borrower or such Subsidiary is the licensee that (i) prohibits or otherwise restricts Borrower or its Subsidiaries from granting a security interest in Borrower’s or such Subsidiaries’ interest in such material license or material agreement or any other property, or (ii) for which a default under or termination of could interfere with Collateral Agent’s or any Lender’s right to sell any Collateral. Borrower shall provide written notice to Collateral Agent and each Lender within ten (10) days of Borrower or any of its Subsidiaries entering into or becoming bound by any license or agreement with respect to which Borrower or any Subsidiary is the licensee (other than over the counter software that is commercially available to the public).

8.	Section 6.2(a)(vii) of the Loan Agreement is hereby amended and restated as follows:

(vii) prompt notice of (A) the registration of any new copyright, including any subsequent ownership right of Borrower or any of its Subsidiaries in or to any copyright including a copy of any such registration, and (B) any event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property;

9.	Section 6.7 of the Loan Agreement is hereby amended and restated as follows:

6.7 Protection of Intellectual Property Rights. Borrower and each of its Subsidiaries shall: (a) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to Borrower’s business; (b) promptly advise Collateral Agent in writing of material infringement by a third party of its Intellectual Property; and (c) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent. If Borrower or any of its Subsidiaries (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then Borrower or such Subsidiary shall provide written notice thereof to Collateral Agent and each Lender concurrently with delivery of the compliance certificates required pursuant to Section 6.2(b) hereof, and shall execute such intellectual property security agreements and other documents and take such other actions as Collateral Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in such property. If Borrower or any of its Subsidiaries decides to register any copyrights or mask works in the United States Copyright Office, Borrower or such Subsidiary shall: (x) provide Collateral Agent and each Lender, concurrently with delivery of the compliance certificates required pursuant to Section 6.2(b) hereof, a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Collateral Agent may reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Collateral Agent, for the ratable benefit of the Lenders, in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrower or such Subsidiary shall promptly provide to Collateral Agent and each Lender with evidence of the recording of the intellectual property security agreement necessary for Collateral Agent to perfect and maintain a first priority perfected security interest in such property.

10.	Section 6.10 of the Loan Agreement is hereby amended and restated as follows:

6.10 Minimum Liquidity. Borrower shall at all times maintain an aggregate unrestricted cash balance of at least Five Million Dollars ($5,000,000) in Collateral Accounts subject to Control Agreements in favor of Collateral Agent.

11.	Section 6.11 of the Loan Agreement is hereby amended and restated as follows:

6.11 Landlord Waivers; Bailee Waivers. In the event that Borrower or any of its Subsidiaries, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then Borrower or such Subsidiary will, in the event that the new location is the chief executive office of the Borrower or such Subsidiary or the Collateral at any such new location is valued in excess of Two Hundred Fifty Thousand ($250,000.00) in the aggregate, such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Collateral Agent, prior to the addition of any such new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be (or by such later date as Collateral Agent may agree to in its discretion); provided, however, that (i) no bailee waiver shall be required with respect to the bailee Piramal Pharma Solutions’ location in Ahmedabad, Gujarat, India that is set forth on the Perfection Certificate on the Effective Date and (ii) no bailee waiver shall be required with respect to: the bailee Patheon Florence (West)’s location at 101 Technology Pl, Florence, SC 29501, the bailee Patheon (Bend)’s location at 62925 NE 18th St, Bend, OR 97701, so long as the Collateral held at each such location consists only of clinical, non-commercial material.

12.	Section 8.2(a) of the Loan Agreement is hereby amended and restated as follows:

(a) Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Notice of Litigation and Default), 6.10 (Minimum Liquidity), 6.11 (Landlord Waivers; Bailee Waivers), 6.12 (Creation/Acquisition of Subsidiaries) or 6.13 (Further Assurances) or Borrower violates any covenant in Section 7; or

13.	The following Section 12.12 is hereby added to the Loan Agreement:

12.12 Borrower Liability. Either Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Collateral Agent or any Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Collateral Agent and or any Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Collateral Agent and the Lenders under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Collateral Agent and the Lenders and such payment shall be promptly delivered to Collateral Agent for application to the Obligations, whether matured or unmatured.

14.	Section 13.1 of the Loan Agreement is hereby amended by adding the following definitions thereto in alphabetical order:

“1-Month CME Term SOFR” is the 1-month CME Term SOFR reference rate as published by the CME Term SOFR Administrator on the CME Term SOFR Administrator’s Website.

“Benchmark” is, initially, the 1-Month CME Term SOFR; provided, that if a Benchmark Transition Event has occurred with respect to the 1-Month CME Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable replacement rate that has replaced the immediately preceding benchmark rate pursuant to the defined term “Basic Rate”.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator for such Benchmark announcing that such Person has ceased or will cease to provide such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark;

(b) a public statement or publication of information by the regulatory supervisor for the administrator for such Benchmark, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, which states that the administrator for such Benchmark has ceased or will cease to provide such Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark; or

(c) a public statement or publication of information by the regulatory supervisor for the administrator for such Benchmark announcing that such Benchmark is no longer representative or in compliance with the International Organization of Securities Commissions Principles for Financial Benchmarks.

“CME Term SOFR Administrator” is CME Group Benchmark Administration Limited, as administrator of the forward-looking term SOFR, or any successor administrator.

“CME Term SOFR Administrator’s Website” is the website of the CME Group Benchmark Administrator at http://www.cmegroup.com, or any successor source.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Maturity Date, or (b) the acceleration of any Term Loan, or (c) the prepayment of a Term Loan pursuant to Section 2.2(c) or (d), equal to the original principal amount of such Term Loan multiplied by the Final Payment Percentage, payable to Lenders in accordance with their respective Pro Rata Shares. For the avoidance of doubt, the calculation of any Final Payment shall not include the principal amount prepaid in if a Final Payment based on such principal amount was made at the time of such prepayment.

“First Amendment Date” is December 23, 2022.

“First Permitted Prepayment” is defined in Section 2.2(d).

“I/O Extension Event” is the receipt by Borrower on or after the First Amendment Date and on or before November 30, 2023 of unrestricted net cash proceeds of not less than Twenty Million Dollars ($20,000,000.00) from (i) the issuance and sale by Borrower of its equity securities and/or (ii) “up front” or milestone payments in connection with a joint venture, collaboration or other partnering transaction.

“IP Agreement” is that certain Intellectual Property Security Agreement entered into by and between Borrower and Collateral Agent dated as of the First Amendment Date, as such may be amended from time to time.

“Existing Borrower” is TEMPESTTX, INC., a Delaware Corporation (f/k/a TEMPEST THERAPEUTICS, INC.).

“New Borrower” is individually and collectively, jointly and severally, New Parent Borrower and New Sub Borrower.

“New Parent Borrower” is TEMPEST THERAPEUTICS, INC., a Delaware corporation (f/k/a MILLENDO THERAPEUTICS, INC.).

“New Sub Borrower” is MILLENDO THERAPEUTCIS US, INC., a Delaware corporation.

15.	Section 13.1 of the Loan Agreement is hereby amended by amending and restating the following definitions therein as follows:

“Amortization Date” is (i) January 1, 2024, if the I/O Extension Event does not occur and (ii) July 1, 2024, if the I/O Extension Event occurs.

“Basic Rate” is with respect to each Term Loan, the per annum rate of interest (based on a year of three hundred sixty (360) days) equal to the greater of (A) 7.15%, or (B) the sum of (i) the 1-Month CME Term SOFR on the last Business Day of the month that immediately precedes the month in which the interest will accrue, (ii) 0.10%, and (iii) 7.00%. Notwithstanding the foregoing, (i) in no event shall the Basic Rate for any Term Loan be less than Seven and fifteen hundredths percent (7.15%), (ii) upon the occurrence of a Benchmark Transition Event, Collateral Agent may, in good faith and with reference to the margin above such interest rate in this definition, amend this Agreement to replace the Benchmark with a replacement interest rate and replacement margin above such interest rate that results in a substantially similar interest rate floor and total rate in effect immediately prior to the effectiveness of such replacement interest rate and replacement margin, and any such amendment shall become effective at 5:00 p.m. Eastern time on the third Business Day after Collateral Agent has notified Borrower of such amendment, and (iii) the Basic Rate for the Term A Loan for the period from the Effective Date through and including January 31, 2021 shall be Seven and fifteen hundredths percent (7.15%). Any determination, decision or election that may be made by Collateral Agent pursuant hereto will be conclusive and binding absent manifest error and may be made in Collateral Agent’s sole discretion and without consent from any other party.

“Borrower” is individually and collectively, jointly and severally, New Borrower and the Existing Borrower.

“Loan Documents” are, collectively, this Agreement, the Warrants, the Perfection Certificates, the IP Agreement, each Compliance Certificate, each Disbursement Letter, the Post Closing Letter, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Collateral Agent in connection with this Agreement; all as amended, restated, or otherwise modified.

“Warrants” are those certain Warrants to Purchase Stock dated as of September 20, 2021, or any date thereafter, issued by New Borrower in favor of each Lender or such Lender’s Affiliates.

16.

Section 13.1 of the Loan Agreement is hereby further amended by deleting therefrom the definitions of “LIBOR Transition Event,” “LIBOR Replacement Rate,” “LIBOR Replacement Spread” and “Relevant Governmental Body.”

17.	Exhibit A to the Loan Agreement is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

18.	Exhibit C to the Loan Agreement is hereby amended and restated in its entirety as set forth on Exhibit B hereto.

19.	Exhibit D to the Loan Agreement is hereby amended and restated in its entirety as set forth on Exhibit C hereto.

20.	The Perfection Certificate delivered on the Effective Date of the Loan Agreement is hereby updated by the Perfection Certificates delivered to Collateral Agent on or around the date of this Amendment.

21.	The Amortization Table attached to the Disbursement Letter, dated as of the Effective Date, is hereby amended and restated as set forth on Exhibit D hereto.

22.

Collateral Agent and Lenders hereby consent to the creation of the New Sub Borrower and its becoming a co-Borrower and furthermore agree that upon the effectiveness of this Amendment, the creation of New Sub Borrower shall not constitute an Event of Default.

23.	Notwithstanding anything in the Loan Agreement to the contrary, strictly with respect to the preparation, negotiation and execution of this Amendment, each party shall pay its own fees and expenses.

24.	Limitation of Amendment.

a.

The amendments and waivers set forth above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right, remedy or obligation which Lenders or Borrower may now have or may have in the future under or in connection with any Loan Document, as amended hereby.

b.

This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect. For the avoidance of doubt, this Amendment shall be considered part of the Loan Documents.

25.	To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

a.	The Merger Sub had no liabilities or outstanding litigation immediately prior to the consummation of the Merger.

b.

Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

c.	Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

d.

The organizational documents of Borrower delivered to Collateral Agent on the Effective Date, and updated pursuant to subsequent deliveries by the Borrower to the Collateral Agent, remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

e.	The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

f.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (i) any law or regulation binding on or affecting Borrower, (ii) any contractual restriction with a Person binding on Borrower, (iii) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;

g.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

h.

This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

26.

Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

27.

This Amendment shall be deemed effective as of the First Amendment Date upon (a) the due execution and delivery to Collateral Agent of this Amendment by each party hereto, (b) receipt by Collateral Agent of a true and complete executed copy of the Merger Agreement and the consummation of the transactions contemplated thereunder, (c) receipt by Collateral Agent of the fully executed IP Agreement and (d) fulfillment of all conditions of Section 3.1 of the Loan Agreement (as they may be applicable to the New Borrower) and Section 3.2 of the Loan Agreement (as they may be applicable to Borrower), including, without limitation, receipt of amended and restated Secured Promissory Notes in the form attached hereto.

28.	Borrower hereby covenants to the following:

a.

On or prior to the date hereof, deliver to Collateral Agent, copies of the filed and stamped: certificate of incorporation of Existing Borrower effective as of the Merger, certificate of incorporation and conversion of New Borrower effective as of the Merger and certificate of Merger, certificates of good standing for New Borrower for the State of Delaware and any other state in which it is required to be qualified to do business.

b.	On or before December 31, 2022, deliver a copy of the form W-9 for the New Borrower to Collateral Agent.

29.

The Borrower hereby remises, releases, acquits, satisfies and forever discharges the Lenders and Collateral Agent, their agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders and Collateral Agent (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity (other than claims relating to fraud), which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof and through the date hereof. Without limiting the generality of the foregoing, the Borrower waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including the rights to contest: (a) the right of Collateral Agent and each Lender to exercise its rights and remedies described in the Loan Documents; (b) any provision of this Amendment or the Loan Documents; or (c) any conduct of the Lenders or other Releasees relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof.

30.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

31.	This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Loan and Security Agreement to be executed as of the date first set forth above.

BORROWER:

TEMPEST THERAPEUTICS, INC. (f/k/a MILLENDO THERAPEUTICS, INC.)

By /s/ Stephen Brady
Name: Stephen Brady
Title: Chief Executive Officer

BORROWER:

TEMPESTX, INC. (f/k/a TEMPEST THERAPEUTICS, INC.)

By /s/ Stephen Brady

Name: Stephen Brady

Title: Chief Executive Officer

BORROWER:

MILLENDO THERAPEUTICS US, INC.

By /s/ Stephen Brady

Name: Stephen Brady

Title: Chief Executive Officer

COLLATERAL AGENT ON BEHALF OF ITSELF AND ALL LENDERS:

OXFORD FINANCE LLC

By /s/ Colette H. Featherly
Name: Colette H. Featherly
Title: Senior Vice President